SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number  1-12925

                         GENERAL INSTRUMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                              101 TOURNAMENT DRIVE
                           HORSHAM, PENNSYLVANIA 19044
                                 (215) 323-1000
               (Address,including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

  COMMON  STOCK, PAR VALUE $.01 PER SHARE; PREFERRED SHARE PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  /X/     Rule 12h-3(b)(1)(ii)  /_/
              Rule 12g-4(a)(1)(ii) /_/     Rule 12h-3(b)(2)(i)   /_/
              Rule 12g-4(a)(2)(i)  /_/     Rule 12h-3(b)(2)(ii)  /_/
              Rule 12g-4(a)(2)(ii) /_/     Rule 15d-6            /_/
              Rule 12h-3(b)(1)(i)  /X/

     Approximate number of holders of record as of the certification or notice date: 1

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 6, 2000                          By:   /s/  Robert A. Scott
                                                   ---------------------------
                                                  Name:  Robert A. Scott
                                                  Title: Senior Vice President
                                                         and General Counsel